UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2010

REVETT MINERALS INC.
(Exact name of small business issuer in its charter)

Canada	91-1965912
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

11115 East Montgomery, Suite G Spokane Valley, Washington 99206
(Address of principal executive offices)

Registrant’s telephone number: (509) 921-2294

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14 a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17 CFR 240.14d -2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers

     Effective November 1, 2010, Mr. Carson Rife was promoted to Chief Operating Officer and Monique Hayes was promoted to Corporate Secretary.

     Mr. Rife has held the position of Vice President Operations since joining Revett in February of 2003. He has over 28 years of experience in mine engineering, and was the Director of Engineering and Project Development for Apollo Gold, Inc. (from February 1998 to April 2002). Before that, he worked in various operating capacities for Pegasus Gold Inc. Mr. Rife holds a bachelors of science degree in mining engineering from the Montana College of Mineral Science and Technology in Butte, Montana.

     Ms. Hayes joined Revett in March of 2009 and has over 6 years of investor relations experience in the Mining industry and over 10 years of general advertising, communications and brand management experience. Prior to joining Revett Monique worked for Publicis Dialog Direct, WhiteRunkle Advertising and Studeo Interactive, working on several national accounts including AT&T Wireless, Bell Atlantic and NordicTrack. She attended City University and Northwestern University where she studied business management, brand strategy and communications. In addition to her new role as Corporate Secretary, Ms. Hayes will continue as primary contact for Investor Relations.

     Also effective November 1, 2010, Mr. Doug Ward resigned as Vice President Corporate Development to pursue other opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REVETT MINERALS, INC
(registrant)

Date: December 7, 2010	By:	/s/ Ken Eickerman
Ken Eickerman
Chief Financial Officer